CDI Declares First Quarter 2012 Dividend

PHILADELPHIA, Feb. 27, 2012 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today announced that its Board of Directors has authorized a first quarter 2012 dividend of $0.13 per share. The dividend is payable on March 27, 2012, to holders of record as of the close of business on March 13, 2012.

About CDI

CDI Corp. is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering and Technology Solutions and Professional Services Staffing through its global business operations in the Americas and EMEA. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

CONTACT: Vincent Webb, Vice President, Investor Relations, +1-215-636-1240, Vince.Webb@cdicorp.com